                               WOODS OF INVERNESS
                        21717 INVERNESS FOREST BOULEVARD
                                 HOUSTON, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 15, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERCIAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERCIAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERCIAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  WOODS OF INVERNESS
     21717 INVERNESS FOREST BOULEVARD
     HOUSTON, HARRIS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 272 units with a total of 266,468 square feet of rentable area. The improvements were built in 1980. The improvements are situated on 12.3812 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
WOODS OF INVERNESS, HOUSTON, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 15, 2003 is:

                                  ($9,900,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
July 3, 2003                 Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                              #TX-1323954-G

Report By:
Tiffany B. Roberts
Texas Appraiser Trainee #TX-1329671-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
WOODS OF INVERNESS, HOUSTON, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                     APPRAISAL DATA

Executive Summary .............................................................        4
Introduction ..................................................................        9
Area Analysis .................................................................       11
Market Analysis ...............................................................       14
Site Analysis .................................................................       16
Improvement Analysis ..........................................................       16
Highest and Best Use ..........................................................       17

                                        VALUATION

Valuation Procedure ...........................................................       18
Sales Comparison Approach .....................................................       20
Income Capitalization Approach ................................................       26
Reconciliation and Conclusion .................................................       37

                                         ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
WOODS OF INVERNESS, HOUSTON, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Woods of Inverness
LOCATION:                          21717 Inverness Forest Boulevard
                                   Houston, Texas

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee Simple Estate

DATE OF VALUE:                     May 15, 2003
DATE OF REPORT:                    July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            12.3812 acres, or 539,325 square feet
  Assessor Parcel No.:             103-504-000-0017
  Floodplain:                      Community Panel No. 48201C0270J (November 6,
                                   1996)
                                   Flood Zone X, an area outside the floodplain.
  Zoning:                          None

BUILDING:

  No. of Units:                    272 Units
  Total NRA:                       266,468 Square Feet
  Average Unit Size:               980 Square Feet
  Apartment Density:               22.0 units per acre
  Year Built:                      1980

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                               Market Rent
               Square     --------------------     Monthly        Annual
Unit Type       Feet      Per Unit      Per SF      Income        Income
---------       ----      --------      ------      ------        ------
A                658        $519        $0.79      $ 14,532     $  174,384
B                750        $619        $0.83      $ 19,808     $  237,696
C                985        $679        $0.69      $ 84,196     $1,010,352
D              1,158        $799        $0.69      $ 70,312     $  843,744
                                        ----------------------------------
                                        Total      $188,848     $2,266,176
                                        ==================================

OCCUPANCY:                    92%
ECONOMIC LIFE:                45 Years
EFFECTIVE AGE:                23 Years
REMAINING ECONOMIC LIFE:      22 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
WOODS OF INVERNESS, HOUSTON, TEXAS

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                                                      [PICTURE]

EXTERIOR - OFFICE                                              EXTERIOR - OFFICE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
WOODS OF INVERNESS, HOUSTON, TEXAS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
  As Vacant:               Hold for future multi-family development
  As Improved:             Continuation as its current use

METHOD OF VALUATION:       In this instance, the Sales Comparison and Income
                           Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
WOODS OF INVERNESS, HOUSTON, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                                  Amount               $/Unit
                                                                  ------               ------
DIRECT CAPITALIZATION

Potential Rental Income                                    $2,266,176              $8,332
Effective Gross Income                                     $2,132,940              $7,842
Operating Expenses                                         $1,059,078              $3,894            49.7% of EGI
Net Operating Income:                                      $992,263                $3,648

Capitalization Rate                                        9.75%
DIRECT CAPITALIZATION VALUE                                $9,900,000 *            $36,397 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                             10 years
2002 Economic Vacancy                                      14%
Stabilized Vacancy & Collection Loss:                      9%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               10.25%
Discount Rate                                              11.50%
Selling Costs                                              3.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $9,800,000 *            $36,029 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $9,800,000              $36,029 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $23,438 to $33,000
  Range of Sales $/Unit (Adjusted)                         $35,424 to $38,393
VALUE INDICATION - PRICE PER UNIT                          $9,900,000 *            $36,397 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       4.61 to 5.43
  Selected EGIM for Subject                                5.00
  Subject's Projected EGI                                  $2,132,940
EGIM ANALYSIS CONCLUSION                                   $10,400,000 *           $38,235 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $10,900,000 *           $40,074 / UNIT

RECONCILED SALES COMPARISON VALUE                          $10,000,000             $36,765 / UNIT

-----------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
WOODS OF INVERNESS, HOUSTON, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                          $ 9,900,000
  NOI Per Unit                                            $10,900,000
  EGIM Multiplier                                         $10,400,000
INDICATED VALUE BY SALES COMPARISON                       $10,000,000        $36,765 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                           $ 9,900,000
  Discounted Cash Flow Method:                            $ 9,800,000
INDICATED VALUE BY THE INCOME APPROACH                    $ 9,800,000        $36,029 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $ 9,900,000        $36,397 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
WOODS OF INVERNESS, HOUSTON, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 21717 Inverness Forest Boulevard, Houston, Harris County, Texas. Houston identifies it as 103-504-000-0017.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Tiffany B. Roberts on May 15, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Tiffany B. Roberts performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Tiffany B. Roberts have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 15, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
WOODS OF INVERNESS, HOUSTON, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Woods of Inverness CPF 16 LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
WOODS OF INVERNESS, HOUSTON, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Houston, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Hardy Toll Road
West  - Interstate 45
South - Richey Road
North - Cypress Creek

MAJOR EMPLOYERS

Major employers in the subject's area include Harris County, the Alief Independent School District, Chevron/Texaco, and the Houston Community College System.. The overall economic outlook for the area is considered very favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
WOODS OF INVERNESS, HOUSTON, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                      AREA
                                 ---------------------------------------------
   CATEGORY                      1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS         MSA
   --------                      ------------     ------------    ------------         ---
POPULATION TRENDS
Current Population                     872           28,451          140,511        4,331,861
5-Year Population                      993           31,353          151,968        4,734,261
% Change CY-5Y                        13.9%            10.2%             8.2%             9.3%
Annual Change CY-5Y                    2.8%             2.0%             1.6%             1.9%

HOUSEHOLDS
Current Households                     273           12,455           52,662        1,511,658
5-Year Projected Households            301           13,537           56,190        1,636,192
% Change CY - 5Y                      10.3%             8.7%             6.7%             8.2%
Annual Change CY-5Y                    2.1%             1.7%             1.3%             1.6%

INCOME TRENDS
Median Household Income            $57,395          $38,612         $ 39,754       $   44,047
Per Capita Income                  $21,955          $21,362         $ 20,239       $   22,629
Average Household Income           $60,866          $48,919         $ 54,071       $   64,844

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    --------------------------------------------
CATEGORY                            1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS      MSA
--------                            ------------    ------------    ------------      ---
HOUSING TRENDS
% of Households Renting                32.74%          66.00%          50.56%        35.39%
5-Year Projected % Renting             28.19%          64.57%          49.13%        34.24%

% of Households Owning                 61.91%          26.07%          36.94%        53.61%
5-Year Projected % Owning              66.51%          27.67%          38.69%        55.41%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
WOODS OF INVERNESS, HOUSTON, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Single family residential
South - Industrial with office
East  - Vacant land, Hardy Toll Road
West  - Residential

CONCLUSIONS

The subject is well located within the city of Houston. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be very favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
WOODS OF INVERNESS, HOUSTON, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Houston in Harris County. The overall pace of development in the subject's market is more or less decreasing. The following completions planned for the subject's submarket include 240 units in 2003, 85 units in 2004, 294 units in 2005, 347 units in 2006 and 358 units in 2007. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period         Region         Submarket
------         ------         ---------
 4Q01           N/A              4.1%
 1Q02           N/A              5.1%
 2Q02           N/A              6.5%
 3Q02           N/A              7.4%
 4Q02           7.1%             7.8%
 1Q03           8.1%             7.9%

Source: REIS Houston, Apartment: Champions / FM 1960 - 1st Quarter 2003 SubTrend Futures

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. The subject was constructed in 1980. The communities constructed between 1980 and 1989 have an average vacancy rate of 7.0% within the 1st Quarter 2003. The overall vacancy of the submarket is not expected to improve significantly within the forseeable future

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period        Region       % Change       Submarket      % Change
------        ------       --------       ---------      --------
 4Q01          N/A             -            $658             -
 1Q02          N/A           N/A            $654          -0.6%
 2Q02          N/A           N/A            $660           0.9%
 3Q02          N/A           N/A            $655          -0.8%
 4Q02          N/A           N/A            $666           1.7%
 1Q03          N/A           N/A            $662          -0.6%

Source: REIS Houston, Apartment: Champions / FM 1960 - 1st Quarter 2003 SubTrend Futures

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
WOODS OF INVERNESS, HOUSTON, TEXAS

                             COMPETITIVE PROPERTIES

  No.              Property Name          Units     Ocpy.      Year Built   Proximity to subject
  ---              -------------          -----     -----      ----------   ----------------------
  R-1        Sandalwood Apartments         352       90%         1979           1 mile west
  R-2        Candleridge Park              128       96%         1985           1 mile east
  R-3        Century Park                  208       87%         1983           2 miles south
  R-4        Apache Springs Apartments     296       N/A         1983           2 miles south
Subject      Woods of Inverness            272       92%         1980

According to information obtained by REIS, the current average asking rent within the subject's submarket is $732. The submarket's average effective rent is currently $633 and is not expected to significantly improve until 2004. The subject's 1980 - 1989 category has an average asking rental rate of $639. This is $23 less than the average for the submarket. In terms of annual rental growth rates, the Champions / FM 1960 submarket has had little growth when compared to the Houston Metro area.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
WOODS OF INVERNESS, HOUSTON, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   12.3812 acres, or 539,325 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          48201C0270J, dated November 6, 1996
     Flood Zone               Zone X
  Zoning                      Not available, the subject improvements
                              represent a legal conforming use of the
                              site.

REAL ESTATE TAXES

                                  ASSESSED VALUE - 2002
                      ------------------------------------------      TAX RATE /     PROPERTY
 PARCEL NUMBER           LAND          BUILDING         TOTAL         MILL RATE        TAXES
 -------------           ----          --------         -----         ----------       -----
103-504-000-0017      $1,159,460      $6,265,540      $7,425,000       0.02880       $213,823

IMPROVEMENT ANALYSIS
  Year Built                  1980
  Number of Units             272
  Net Rentable Area           266,468 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include  a swimming pool,
                              spa/jacuzzi, volleyball court, sand volleyball,
                              tennis court, barbeque equipment, meeting hall,
                              laundry room, and secured parking.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
WOODS OF INVERNESS, HOUSTON, TEXAS

                              refrigerator, stove, dishwasher, garbage disposal, and oven.

Unit Mix:

                                     Unit Area
 Unit Type      Number of Units      (Sq. Ft.)
 ---------      ---------------      ---------
A                     28                 658
B                     32                 750
C                    124                 985
D                     88               1,158

 Overall Condition              Average
 Effective Age                  23 years
 Economic Life                  45 years
 Remaining Economic Life        22 years
 Deferred  Maintenance          The deferred maintenance at the
                                subject property was estimated for a total amount of $40,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1980 and consist of a 272-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
WOODS OF INVERNESS, HOUSTON, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
WOODS OF INVERNESS, HOUSTON, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
WOODS OF INVERNESS, HOUSTON, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
WOODS OF INVERNESS, HOUSTON, TEXAS

SUMMARY OF COMPARABLE SALES - IMPROVED

                                                                           COMPARABLE                       COMPARABLE
          DESCRIPTION                          SUBJECT                       I - 1                             I - 2
------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Woods of Inverness        Sandalwood Apartments             North Park Crossing
                                                                                                   Apartments
LOCATION:
  Address                              21717 Inverness Forest    311 Highland Cross Drive          310 Parramatta Lane
                                       Boulevard

  City, State                          Houston, Texas            Houston, Texas                    Houston, Texas
  County                               Harris                    Harris                            Harris
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               266,468                   239,594                           230,736
  Year Built                           1980                      1979                              1980
  Number of Units                      272                       352                               336
  Unit Mix:                            Type            Total      Type        Total                 Type              Total
                                        A                28      1Br/1Ba       280                 1Br/1Ba             216
                                        B                32      2Br/2Ba        72                 2Br/2Ba             120
                                        C               124
                                        D                88

  Average Unit Size (SF)               980                       681                               687
  Land Area (Acre)                     12.3812                   10.1000                           9.9800
  Density (Units/Acre)                 22.0                      34.9                              33.7
  Parking Ratio (Spaces/Unit)          2.04                      1.01                              N/A
  Parking Type (Gr., Cov., etc.)       Open                      Open                              Open
CONDITION:                             Average                   Fair                              Average
APPEAL:                                Average                   Fair                              Average
AMENITIES:
  Pool/Spa                             Yes/Yes                   Yes/No                            Yes/Yes
  Gym Room                             No                        No                                Yes
  Laundry Room                         Yes                       Yes                               Yes
  Secured Parking                      Yes                       Yes                               Yes
  Sport Courts                         Yes                       No                                No
  Washer/Dryer Connection              Yes                       No                                Yes
  Playground                           No                        No                                No
  Outside Storage                      Yes                       No                                No
OCCUPANCY:                             92%                       75%                               N/A
TRANSACTION DATA:
  Sale Date                                                      November, 2002                    January, 2001
  Sale Price ($)                                                 $8,250,000                        $10,750,000
  Grantor                                                        AIMCO Sandalwood LP               Glenborough Fund X LP

  Grantee                                                        Dstar Sheffield Partners I LLC    Westdale Fanny Properties,
                                                                                                   LTD.
  Sale Documentation                                             W256074                           U806871
  Verification                                                   CompsInc.                         CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                                              Total $     $/Unit   $/SF          Total $   $/Unit  $/SF
  Potential Gross Income                                         $1,848,144   $5,250   $7.71       $2,060,417  $6,132  $8.93
  Vacancy/Credit Loss                                            $  277,222   $  788   $1.16       $   82,417  $  245  $0.36
  Effective Gross Income                                         $1,570,922   $4,463   $6.56       $1,978,000  $5,887  $8.57
  Operating Expenses                                             $  797,280   $2,265   $3.33       $  989,000  $2,943  $4.29
  Net Operating Income                                           $  773,642   $2,198   $3.23       $  989,000  $2,943  $4.29
NOTES:                                                           After purchase, the buyer has     This sale is part of a bulk
                                                                 put $400,000 into improvements    sale.
                                                                 such as pool, security gates,
                                                                 siding and appliances.
  PRICE PER UNIT                                                            $23,438                          $31,994
  PRICE PER SQUARE FOOT                                                     $ 34.43                          $ 46.59
  EXPENSE RATIO                                                                50.8%                            50.0%
  EGIM                                                                         5.25                             5.43
  OVERALL CAP RATE                                                             9.38%                            9.20%
  Cap Rate based on Pro Forma or Actual Income?                              ACTUAL                          PRO FORMA

                                               COMPARABLE                    COMPARABLE
          DESCRIPTION                             I - 3                         I - 4
--------------------------------       --------------------------    ---------------------------
  Property Name                        Driscoll Place Apartments     The Chancellor Apartments

LOCATION:
  Address                              1303-1333 Gears Road          311 Parramatta Lane

  City, State                          Houston, Texas                Houston, Texas
  County                               Harris                        Harris
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)               344,398                       167,630
  Year Built                           1983                          1984
  Number of Units                      488                           224
  Unit Mix:                             Type          Total           Type              Total
                                       1Br/1Ba         392           1Br/1Ba             140
                                       2Br/2Ba          96           2Br/2Ba              84

  Average Unit Size (SF)               706                           748
  Land Area (Acre)                     16.0100                       6.3500
  Density (Units/Acre)                 30.5                          35.3
  Parking Ratio (Spaces/Unit)          2.18                          1.27
  Parking Type (Gr., Cov., etc.)       Open, Covered                 Open
CONDITION:                             Good                          Average
APPEAL:                                Good                          Average
AMENITIES:
  Pool/Spa                             Yes/Yes                       Yes/Yes
  Gym Room                             No                            Yes
  Laundry Room                         No                            Yes
  Secured Parking                      Yes                           Yes
  Sport Courts                         No                            No
  Washer/Dryer Connection              Yes                           Yes
  Playground                           No                            Yes
  Outside Storage                      Yes                           Yes
OCCUPANCY:                             N/A                           N/A
TRANSACTION DATA:
  Sale Date                            September, 2000               July, 2000
  Sale Price ($)                       $16,104,000                   $6,900,000
  Grantor                              Camden Property Trust         TVO Houston N & W Partners,
                                                                     LP
  Grantee                              Alliance GT 2, LP             MBS - The Chancellor, LTD.
  Sale Documentation                   U624233                       U532974
  Verification                         CompsInc.                     CompsInc.
  Telephone Number
ESTIMATED PRO-FORMA:                     Total $   $/Unit   $/SF       Total $   $/Unit  $/SF
  Potential Gross Income               $3,636,576  $7,452  $10.56    $        0  $    0  $0.00
  Vacancy/Credit Loss                  $  145,463  $  298  $ 0.42    $        0  $    0  $0.00
  Effective Gross Income               $3,491,113  $7,154  $10.14    $1,423,416  $6,355  $8.49
  Operating Expenses                   $1,745,557  $3,577  $ 5.07    $  720,809  $3,218  $4.30
  Net Operating Income                 $1,745,557  $3,577  $ 5.07    $  702,607  $3,137  $4.19
NOTES:

  PRICE PER UNIT                                  $33,000                       $30,804
  PRICE PER SQUARE FOOT                           $ 46.76                       $ 41.16
  EXPENSE RATIO                                      50.0%                         50.6%
  EGIM                                               4.61                          4.85
  OVERALL CAP RATE                                  10.84%                        10.18%
  Cap Rate based on Pro Forma or Actual Income?   PRO FORMA                       ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
WOODS OF INVERNESS, HOUSTON, TEXAS

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $23,438 to $33,000 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $35,424 to $38,393 per unit with a mean or average adjusted price of $37,287 per unit. The median adjusted price is $37,666 per unit. Based on the following analysis, we have concluded to a value of $37,500 per unit, which results in an "as is" value of $9,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
WOODS OF INVERNESS, HOUSTON, TEXAS

SALES ADJUSTMENT GRID

                                                                        COMPARABLE                  COMPARABLE
            DESCRIPTION                        SUBJECT                     I - 1                       I - 2
-----------------------------------    ----------------------    -------------------------    ----------------------
  Property Name                        Woods of Inverness        Sandalwood Apartments        North Park Crossing
                                                                                              Apartments
  Address                              21717 Inverness Forest    311 Highland Cross Drive     310 Parramatta Lane
                                       Boulevard
  City                                 Houston, Texas            Houston, Texas               Houston, Texas
  Sale Date                                                      November, 2002               January, 2001
  Sale Price ($)                                                 $8,250,000                   $10,750,000
  Net Rentable Area (SF)               266,468                   239,594                      230,736
  Number of Units                      272                       352                          336
  Price Per Unit                                                 $23,438                      $31,994
  Year Built                           1980                      1979                         1980
  Land Area (Acre)                     12.3812                   10.1000                      9.9800
VALUE ADJUSTMENTS                            DESCRIPTION            DESCRIPTION        ADJ       DESCRIPTION     ADJ
  Property Rights Conveyed             Fee Simple Estate         Fee Simple Estate      0%    Fee Simple Estate   0%
  Financing                                                      Cash To Seller         0%    Cash To Seller      0%
  Conditions of Sale                                             Deferred Maintenance  10%    Arm's Length        0%
  Date of Sale (Time)                                            11-2002                0%    01-2001             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                $25,781                              $31,994
  Location                                                       Inferior               5%    Inferior            5%
  Number of Units                      272                       352                    0%    336                 0%
  Quality / Appeal                     Good                      Inferior              10%    Comparable          0%
  Age / Condition                      1980                      1979 / Fair            5%    1980 / Average      0%
  Occupancy at Sale                    92%                       75%                   10%    N/A                 0%
  Amenities                            Good                      Inferior               5%    Inferior            5%
  Average Unit Size (SF)               980                       681                   10%    687                10%
PHYSICAL ADJUSTMENT                                                                    45%                       20%
FINAL ADJUSTED VALUE ($/UNIT)                                        $37,383                        $38,393

                                              COMPARABLE                   COMPARABLE
            DESCRIPTION                          I - 3                        I - 4
-----------------------------------    -------------------------    -------------------------
  Property Name                        Driscoll Place Apartments    The Chancellor Apartments

  Address                              1303-1333 Gears Road         311 Parramatta Lane

  City                                 Houston, Texas               Houston, Texas
  Sale Date                            September, 2000              July, 2000
  Sale Price ($)                       $16,104,000                  $6,900,000
  Net Rentable Area (SF)               344,398                      167,630
  Number of Units                      488                          224
  Price Per Unit                           $33,000                      $30,804
  Year Built                           1983                         1984
  Land Area (Acre)                     16.0100                      6.3500
VALUE ADJUSTMENTS                         DESCRIPTION    ADJ.          DESCRIPTION     ADJ.
  Property Rights Conveyed             Fee Simple Estate  0%        Fee Simple Estate   0%
  Financing                            Cash To Seller     0%        Cash To Seller      0%
  Conditions of Sale                   Arm's Length       0%        Arm's Length        0%
  Date of Sale (Time)                  09-2000            0%        07-2000             0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $33,000                       $30,804
  Location                             Inferior           5%        Inferior            5%
  Number of Units                      488                5%        224                 0%
  Quality / Appeal                     Superior          -5%        Comparable          0%
  Age / Condition                      1983 / Good       -5%        1984 / Average      0%
  Occupancy at Sale                    N/A                0%        N/A                 0%
  Amenities                            Inferior           5%        Comparable          0%
  Average Unit Size (SF)               706               10%        748                10%
PHYSICAL ADJUSTMENT                                      15%                           15%
FINAL ADJUSTED VALUE ($/UNIT)                  $37,950                       $35,424

SUMMARY

VALUE RANGE (PER UNIT)          $35,424 TO $38,393
MEAN (PER UNIT)                 $37,287
MEDIAN (PER UNIT)               $37,666
VALUE CONCLUSION (PER UNIT)     $37,500

VALUE OF IMPROVEMENT & MAIN SITE                   $10,200,000
  DEFERRED MAINTENANCE                            -$    40,000
  PV OF CONCESSIONS                               -$   212,000
VALUE INDICATED BY SALES COMPARISON APPROACH       $ 9,948,000
ROUNDED                                            $ 9,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
WOODS OF INVERNESS, HOUSTON, TEXAS

                             NOI PER UNIT COMPARISON

COMPARABLE     NO. OF     SALE PRICE                   NOI/         SUBJECT NOI      ADJUSTMENT     INDICATED
   NO.         UNITS      PRICE/UNIT      OAR        NOI/UNIT     SUBJ. NOI/UNIT       FACTOR       VALUE/UNIT
   ---         -----      ----------      ---        --------     --------------       ------       ----------
   I-1          352       $ 8,250,000     9.38%     $  773,642       $992,263          1.660         $38,902
                          $    23,438               $    2,198       $  3,648
   I-2          336       $10,750,000     9.20%     $  989,000       $992,263          1.239         $39,652
                          $    31,994               $    2,943       $  3,648
   I-3          488       $16,104,000    10.84%     $1,745,557       $992,263          1.020         $33,656
                          $    33,000               $    3,577       $  3,648
   I-4          224       $ 6,900,000    10.18%     $  702,607       $992,263          1.163         $35,826
                          $    30,804               $    3,137       $  3,648

                                   PRICE/UNIT

  Low          High      Average     Median
$33,656      $39,652     $37,009     $37,364

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    41,000
                                        ------------
Number of Units                                  272

Value                                    $11,152,000
  Deferred Maintenance                  -$    40,000
  PV of Concessions                     -$   212,000
                                        ------------
Value Based on NOI Analysis              $10,900,000
                             Rounded     $10,900,000

The adjusted sales indicate a range of value between $33,656 and $39,652 per unit, with an average of $37,009 per unit. Based on the subject's competitive position within the improved sales, a value of $41,000 per unit is estimated. This indicates an "as is" market value of $10,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
WOODS OF INVERNESS, HOUSTON, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE     NO. OF    SALE PRICE      EFFECTIVE      OPERATING                  SUBJECT
   NO.         UNITS     PRICE/UNIT     GROSS INCOME     EXPENSE       OER      PROJECTED OER     EGIM
----------     ------    -----------    ------------    ----------    ------    -------------     ----
   I-1          352      $ 8,250,000     $1,570,922     $  797,280    50.75%                      5.25
                         $    23,438
   I-2          336      $10,750,000     $1,978,000     $  989,000    50.00%                      5.43
                         $    31,994
   I-3          488      $16,104,000     $3,491,113     $1,745,557    50.00%        49.65%        4.61
                         $    33,000
   I-4          224      $ 6,900,000     $1,423,416     $  720,809    50.64%                      4.85
                         $    30,804

                                      EGIM

Low       High      Average      Median
---       ----      -------      ------
4.61      5.43       5.04         5.05

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  5.00
                                       ------------
Subject EGI                             $ 2,132,940

Value                                   $10,664,701
  Deferred Maintenance                 -$    40,000
  PV of Concessions                    -$   212,000
                                       ------------
Value Based on EGIM Analysis            $10,412,701
                          Rounded       $10,400,000

                Value Per Unit          $    38,235

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 49.65% before reserves. The comparable sales indicate a range of expense ratios from 50.00% to 50.75%, while their EGIMs range from 4.61 to 5.43. Overall, we conclude to an EGIM of 5.00, which results in an "as is" value estimate in the EGIM Analysis of $10,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $10,000,000.

Price Per Unit                          $ 9,900,000
NOI Per Unit                            $10,900,000
EGIM Analysis                           $10,400,000

Sales Comparison Conclusion             $10,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
WOODS OF INVERNESS, HOUSTON, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
WOODS OF INVERNESS, HOUSTON, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                    Average
               Unit Type      -------------------
Unit Area      (Sq. Ft.)      Per Unit     Per SF     %Occupied
---------      ---------      --------     ------     ---------
    A             658           $486       $0.74        100.0%
    B             750           $600       $0.80         84.4%
    C             985           $638       $0.65         87.9%
    D            1158           $764       $0.66         96.6%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
WOODS OF INVERNESS, HOUSTON, TEXAS

                                  RENT ANALYSIS

                                                                     COMPARABLE RENTS
                                                        ------------------------------------------
                                                          R-1         R-2        R-3       R-4
                                                        ------------------------------------------
                                                                                          Apache
                                                        Sandalwood Candleridge Century   Springs
                                                        Apartment     park      park    Apartments
                                                        ------------------------------------------
                                    SUBJECT   SUBJECT             COMPARISON TO SUBJECT
                     SUBJECT UNIT   ACTUAL    ASKING    ------------------------------------------
   DESCRIPTION           TYPE        RENT      RENT     Similar    Superior   Superior   Superior     MIN    MAX    MEDIAN  AVERAGE
-----------------------------------------------------------------------------------------------------------------------------------
Monthly Rent         A              $  486    $  524     $ 467      $ 545      $  595     $  460    $  460  $  595  $  506  $  517
Unit Area (SF)                         658       658       667        650         642        669       642     669     658     657
Monthly Rent Per                    $ 0.74    $ 0.80     $0.70      $0.84       $0.93     $ 0.69    $ 0.69  $ 0.93  $ 0.77  $ 0.79
 Sq. Ft.

Monthly Rent         B              $  600    $  624     $ 565      $ 593      $  710     $  530    $  530  $  710  $  579  $  600
Unit Area (SF)                         750       750       764        675         821        730       675     821     747     748
Monthly Rent Per                    $ 0.80    $ 0.83     $0.74      $0.88      $ 0.86     $ 0.73    $ 0.73  $ 0.88  $ 0.80  $ 0.80
 Sq. Ft.

Monthly Rent         C              $  638    $  684     $ 639      $ 750      $  785     $  665    $  639  $  785  $  708  $  710
Unit Area (SF)                         985       985       880        925         998        988       880     998     956     948
Monthly Rent Per                    $ 0.65    $ 0.69     $0.73      $0.81      $ 0.79     $ 0.67    $ 0.67  $ 0.81  $ 0.76  $ 0.75
 Sq. Ft.

Monthly Rent         D              $  764    $  794                           $  860     $  730    $  730  $  860  $  795  $  795
Unit Area (SF)                       1,158     1,158                            1,117      1,115     1,115   1,117   1,116   1,116
Monthly Rent Per                    $ 0.66    $ 0.69                           $ 0.77     $ 0.65    $ 0.65  $ 0.77  $ 0.71  $ 0.71
 Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                   Unit Area     -------------------      Monthly       Annual
Unit Type      Number of Units     (Sq. Ft.)     Per Unit     Per SF      Income        Income
---------      ---------------     ---------     --------     ------      ------        ------
A                     28               658         $519       $0.79      $ 14,532     $  174,384
B                     32               750         $619       $0.83      $ 19,808     $  237,696
C                    124               985         $679       $0.69      $ 84,196     $1,010,352
D                     88             1,158         $799       $0.69      $ 70,312     $  843,744
                                                              Total      $188,848     $2,266,176

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
WOODS OF INVERNESS, HOUSTON, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR    2000     FISCAL YEAR    2001     FISCAL YEAR    2002
                                ---------------------------------------------------------------------
  DESCRIPTION                           ACTUAL                  ACTUAL                 ACTUAL
                                ---------------------------------------------------------------------
                                   TOTAL     PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT
-----------------------------------------------------------------------------------------------------
Revenues
  Rental Income                 $2,041,785    $7,507    $2,111,505    $7,763    $2,125,257    $7,813

  Vacancy                       $  133,508    $  491    $  114,281    $  420    $  200,880    $  739
  Credit Loss/Concessions       $   37,598    $  138    $  100,967    $  371    $   99,098    $  364
    Subtotal                    $  171,106    $  629    $  215,248    $  791    $  299,978    $1,103

  Laundry Income                $    2,239    $    8    $    1,859    $    7    $    3,101    $   11
  Garage Revenue                $        0    $    0    $        0    $    0    $        0    $    0
  Other Misc. Revenue           $   63,726    $  234    $  152,363    $  560    $   66,507    $  245
      Subtotal Other Income     $   65,965    $  243    $  154,222    $  567    $   69,608    $  256
Effective Gross Income          $1,936,644    $7,120    $2,050,479    $7,539    $1,894,887    $6,966

Operating Expenses
  Taxes                         $  161,435    $  594    $  193,581    $  712    $  216,733    $  797
  Insurance                     $   33,581    $  123    $   36,438    $  134    $   72,635    $  267
  Utilities                     $  200,200    $  736    $  231,059    $  849    $  205,407    $  755
  Repair & Maintenance          $   83,045    $  305    $  143,800    $  529    $  138,947    $  511
  Cleaning                      $        0    $    0    $        0    $    0    $        0    $    0
  Landscaping                   $   25,796    $   95    $   27,772    $  102    $   32,569    $  120
  Security                      $    8,837    $   32    $    8,940    $   33    $    9,815    $   36
  Marketing & Leasing           $   51,116    $  188    $   48,751    $  179    $   50,126    $  184
  General Administrative        $  214,760    $  790    $  214,915    $  790    $  198,213    $  729
  Management                    $   97,983    $  360    $  105,639    $  388    $  100,443    $  369
  Miscellaneous                 $        0    $    0    $        0    $    0    $        0    $    0
Total Operating Expenses        $  876,753    $3,223    $1,010,895    $3,717    $1,024,888    $3,768

  Reserves                      $        0    $    0    $        0    $    0    $        0    $    0
Net Income                      $1,059,891    $3,897    $1,039,584    $3,822    $  869,999    $3,199

                                FISCAL YEAR    2003     ANNUALIZED    2003
                                --------------------------------------------
DESCRIPTION                       MANAGEMENT BUDGET          PROJECTION                 AAA PROJECTION
                                ------------------------------------------------------------------------------
                                  TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT     %
--------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                 $2,166,000    $7,963    $2,134,800    $7,849    $2,266,176    $8,332    100.0%

  Vacancy                       $  173,280    $  637    $  154,004    $  566    $  158,632    $  583      7.0%
  Credit Loss/Concessions       $   66,000    $  243    $   90,912    $  334    $   45,324    $  167      2.0%
    Subtotal                    $  239,280    $  880    $  244,916    $  900    $  203,956    $  750      9.0%

  Laundry Income                $   10,824    $   40    $      992    $    4    $    2,720    $   10      0.1%
  Garage Revenue                $        0    $    0    $        0    $    0    $        0    $    0      0.0%
  Other Misc. Revenue           $  159,192    $  585    $   99,124    $  364    $   68,000    $  250      3.0%
      Subtotal Other Income     $  170,016    $  625    $  100,116    $  368    $   70,720    $  260      3.1%
Effective Gross Income          $2,096,736    $7,709    $1,990,000    $7,316    $2,132,940    $7,842    100.0%

Operating Expenses
  Taxes                         $  218,461    $  803    $  219,100    $  806    $  221,680    $  815     10.4%
  Insurance                     $   85,421    $  314    $   83,876    $  308    $   85,680    $  315      4.0%
  Utilities                     $  192,000    $  706    $  212,788    $  782    $  206,720    $  760      9.7%
  Repair & Maintenance          $  133,100    $  489    $  111,644    $  410    $  136,000    $  500      6.4%
  Cleaning                      $        0    $    0    $        0    $    0    $        0    $    0      0.0%
  Landscaping                   $   72,000    $  265    $   38,796    $  143    $   38,080    $  140      1.8%
  Security                      $        0    $    0    $    9,468    $   35    $    9,520    $   35      0.4%
  Marketing & Leasing           $   60,000    $  221    $   41,068    $  151    $   54,400    $  200      2.6%
  General Administrative        $  221,502    $  814    $  215,560    $  793    $  221,680    $  815     10.4%
  Management                    $  104,837    $  385    $   90,724    $  334    $   85,318    $  314      4.0%
  Miscellaneous                 $        0    $    0    $        0    $    0    $        0    $    0      0.0%
Total Operating Expenses        $1,087,321    $3,998    $1,023,024    $3,761    $1,059,078    $3,894     49.7%

  Reserves                      $        0    $    0    $        0    $    0    $   81,600    $  300      7.7%
Net Income                      $1,009,415    $3,711    $  966,976    $3,555    $  992,263    $3,648     46.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
WOODS OF INVERNESS, HOUSTON, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $40,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                        CAPITALIZATION RATES
           ----------------------------------------------
                 GOING-IN                  TERMINAL
           ----------------------------------------------
            LOW           HIGH        LOW           HIGH
           ----------------------------------------------
RANGE      6.00%         10.00%      7.00%         10.00%
AVERAGE           8.14%                     8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
WOODS OF INVERNESS, HOUSTON, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.     SALE DATE     OCCUP.     PRICE/UNIT      OAR
---------     ---------     ------     ----------     ------
   I-1         Nov-02         75%       $23,438        9.38%
   I-2         Jan-01        N/A        $31,994        9.20%
   I-3         Sep-00        N/A        $33,000       10.84%
   I-4         Jul-00        N/A        $30,804       10.18%
   I-5         Jan-00          0%                       N/A
                                           High       10.84%
                                            Low        9.20%
                                        Average        9.90%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $9,800,000. In this instance, the reversion figure contributes approximately 39% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
WOODS OF INVERNESS, HOUSTON, TEXAS

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
WOODS OF INVERNESS, HOUSTON, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                               WOODS OF INVERNESS

               YEAR                       APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
            FISCAL YEAR                      1              2              3              4              5              6
-------------------------------------    -----------    -----------    -----------    -----------    -----------    -----------
REVENUE
   Base Rent                             $2,266,176     $2,266,176     $2,311,500     $2,357,730     $2,428,461     $2,501,315

   Vacancy                               $  158,632     $  158,632     $  161,805     $  165,041     $  169,992     $  175,092
   Credit Loss                           $   45,324     $   45,324     $   46,230     $   47,155     $   48,569     $   50,026
   Concessions                           $  163,200     $   81,600     $        0     $        0     $        0     $        0
                                         --------------------------------------------------------------------------------------
     Subtotal                            $  367,156     $  285,556     $  208,035     $  212,196     $  218,562     $  225,118

   Laundry Income                        $    2,720     $    2,720     $    2,774     $    2,830     $    2,915     $    3,002
   Garage Revenue                        $        0     $        0     $        0     $        0     $        0     $        0
   Other Misc. Revenue                   $   68,000     $   68,000     $   69,360     $   70,747     $   72,870     $   75,056
                                         --------------------------------------------------------------------------------------
       Subtotal Other Income             $   70,720     $   70,720     $   72,134     $   73,577     $   75,784     $   78,058
                                         --------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $1,969,740     $2,051,340     $2,175,599     $2,219,111     $2,285,684     $2,354,255

OPERATING EXPENSES:
   Taxes                                 $  221,680     $  228,330     $  235,180     $  242,236     $  249,503     $  256,988
   Insurance                             $   85,680     $   88,250     $   90,898     $   93,625     $   96,434     $   99,327
   Utilities                             $  206,720     $  212,922     $  219,309     $  225,889     $  232,665     $  239,645
   Repair & Maintenance                  $  136,000     $  140,080     $  144,282     $  148,611     $  153,069     $  157,661
   Cleaning                              $        0     $        0     $        0     $        0     $        0     $        0
   Landscaping                           $   38,080     $   39,222     $   40,399     $   41,611     $   42,859     $   44,145
   Security                              $    9,520     $    9,806     $   10,100     $   10,403     $   10,715     $   11,036
   Marketing & Leasing                   $   54,400     $   56,032     $   57,713     $   59,444     $   61,228     $   63,065
   General Administrative                $  221,680     $  228,330     $  235,180     $  242,236     $  249,503     $  256,988
   Management                            $   78,790     $   82,054     $   87,024     $   88,764     $   91,427     $   94,170
   Miscellaneous                         $        0     $        0     $        0     $        0     $        0     $        0
                                         --------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,052,550     $1,085,026     $1,120,086     $1,152,818     $1,187,403     $1,223,025

   Reserves                              $   81,600     $   84,048     $   86,569     $   89,167     $   91,842     $   94,597
                                         --------------------------------------------------------------------------------------
NET OPERATING INCOME                     $  835,591     $  882,266     $  968,944     $  977,126     $1,006,440     $1,036,633
                           ---------------------------------------------------------------------------------------------------
   Operating Expense Ratio (% of EGI)          53.4%          52.9%          51.5%          51.9%          51.9%          51.9%
   Operating Expense Per Unit            $    3,870     $    3,989     $    4,118     $    4,238     $    4,365     $    4,496

               YEAR                       APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
            FISCAL YEAR                      7              8              9              10             11
-------------------------------------    -----------    -----------    -----------    -----------    -----------
REVENUE
   Base Rent                             $2,576,355     $2,653,645     $2,733,255     $2,815,252     $2,899,710

   Vacancy                               $  180,345     $  185,755     $  191,328     $  197,068     $  202,980
   Credit Loss                           $   51,527     $   53,073     $   54,665     $   56,305     $   57,994
   Concessions                           $        0     $        0     $        0     $        0     $        0
                                         ----------------------------------------------------------------------
     Subtotal                            $  231,872     $  238,828     $  245,993     $  253,373     $  260,974

   Laundry Income                        $    3,092     $    3,185     $    3,281     $    3,379     $    3,480
   Garage Revenue                        $        0     $        0     $        0     $        0     $        0
   Other Misc. Revenue                   $   77,307     $   79,627     $   82,015     $   84,476     $   87,010
                                         ----------------------------------------------------------------------
       Subtotal Other Income             $   80,400     $   82,812     $   85,296     $   87,855     $   90,491
                                         ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                   $2,424,882     $2,497,629     $2,572,558     $2,649,735     $2,729,227

OPERATING EXPENSES:
   Taxes                                 $  264,698     $  272,638     $  280,818     $  289,242     $  297,919
   Insurance                             $  102,306     $  105,376     $  108,537     $  111,793     $  115,147
   Utilities                             $  246,834     $  254,240     $  261,867     $  269,723     $  277,814
   Repair & Maintenance                  $  162,391     $  167,263     $  172,281     $  177,449     $  182,773
   Cleaning                              $        0     $        0     $        0     $        0     $        0
   Landscaping                           $   45,470     $   46,834     $   48,239     $   49,686     $   51,176
   Security                              $   11,367     $   11,708     $   12,060     $   12,421     $   12,794
   Marketing & Leasing                   $   64,956     $   66,905     $   68,912     $   70,980     $   73,109
   General Administrative                $  264,698     $  272,638     $  280,818     $  289,242     $  297,919
   Management                            $   96,995     $   99,905     $  102,902     $  105,989     $  109,169
   Miscellaneous                         $        0     $        0     $        0     $        0     $        0
                                         ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                 $1,259,716     $1,297,507     $1,336,432     $1,376,525     $1,417,821

   Reserves                              $   97,435     $  100,358     $  103,368     $  106,469     $  109,664
                                         ----------------------------------------------------------------------
NET OPERATING INCOME                     $1,067,732     $1,099,764     $1,132,757     $1,166,740     $1,201,742
                                         ----------------------------------------------------------------------
   Operating Expense Ratio (% of EGI)          51.9%          51.9%          51.9%          51.9%          51.9%
   Operating Expense Per Unit            $    4,631     $    4,770     $    4,913     $    5,061     $    5,213

Estimated Stabilized NOI      $992,263       Sales Expense Rate      3.00%
Months to Stabilized                 0       Discount Rate          11.50%
Stabilized Occupancy              93.0%      Terminal Cap Rate      10.25%

Gross Residual Sale Price       $11,724,311      Deferred Maintenance           -$   40,000
  Less: Sales Expense           $   351,729      Add: Excess Land                $        0
                                -----------
Net Residual Sale Price         $11,372,582      Other Adjustments               $        0
                                                                                -----------
PV of Reversion                 $ 3,829,221      Value Indicated By "DCF"        $9,842,695
Add: NPV of NOI                 $ 6,053,474                         Rounded      $9,800,000
                                -----------
PV Total                        $ 9,882,695

                          "DCF" VALUE SENSITIVITY TABLE

                                                               DISCOUNT RATE
                               -------------------------------------------------------------------------
        TOTAL VALUE              11.00%           11.25%         11.50%          11.75%         12.00%
        -----------            -------------------------------------------------------------------------
                      9.75%    $10,409,663     $10,242,559     $10,079,065     $9,919,092     $9,762,551
                     10.00%    $10,304,397     $10,139,634     $ 9,978,425     $9,820,681     $9,666,315
TERMINAL CAP RATE    10.25%    $10,204,266     $10,041,731     $ 9,882,695     $9,727,071     $9,574,773
                     10.50%    $10,108,903     $ 9,948,489     $ 9,791,523     $9,637,918     $9,487,591
                     10.75%    $10,017,975     $ 9,859,584     $ 9,704,591     $9,552,912     $9,404,463

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
WOODS OF INVERNESS, HOUSTON, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $212,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
WOODS OF INVERNESS, HOUSTON, TEXAS

                               WOODS OF INVERNESS

                                                       TOTAL         PER SQ. FT.     PER UNIT     %OF EGI
                                                    -----------      -----------     --------     -------
REVENUE
   Base Rent                                        $ 2,266,176        $ 8.50        $ 8,332

   Less: Vacancy & Collection Loss        9.00%     $   203,956        $ 0.77        $   750

   Plus: Other Income
     Laundry Income                                 $     2,720        $ 0.01        $    10       0.13%
     Garage Revenue                                 $         0        $ 0.00        $     0       0.00%
     Other Misc. Revenue                            $    68,000        $ 0.26        $   250       3.19%
                                                    ---------------------------------------------------
         Subtotal Other Income                      $    70,720        $ 0.27        $   260       3.32%

EFFECTIVE GROSS INCOME                              $ 2,132,940        $ 8.00        $ 7,842

OPERATING EXPENSES:
   Taxes                                            $   221,680        $ 0.83        $   815      10.39%
   Insurance                                        $    85,680        $ 0.32        $   315       4.02%
   Utilities                                        $   206,720        $ 0.78        $   760       9.69%
   Repair & Maintenance                             $   136,000        $ 0.51        $   500       6.38%
   Cleaning                                         $         0        $ 0.00        $     0       0.00%
   Landscaping                                      $    38,080        $ 0.14        $   140       1.79%
   Security                                         $     9,520        $ 0.04        $    35       0.45%
   Marketing & Leasing                              $    54,400        $ 0.20        $   200       2.55%
   General Administrative                           $   221,680        $ 0.83        $   815      10.39%
   Management                             4.00%     $    85,318        $ 0.32        $   314       4.00%
   Miscellaneous                                    $         0        $ 0.00        $     0       0.00%

TOTAL OPERATING EXPENSES                            $ 1,059,078        $ 3.97        $ 3,894      49.65%

   Reserves                                         $    81,600        $ 0.31        $   300       3.83%
                                                    ---------------------------------------------------
NET OPERATING INCOME                                $   992,263        $ 3.72        $ 3,648      46.52%

   "GOING IN" CAPITALIZATION RATE                          9.75%

   VALUE INDICATION                                 $10,177,052        $38.19        $37,416

   DEFERRED MAINTENANCE                            ($    40,000)

   PV OF CONCESSIONS                               ($   212,000)

   "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)               $ 9,925,052

                           ROUNDED                  $ 9,900,000        $37.15        $36,397

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
WOODS OF INVERNESS, HOUSTON, TEXAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE          ROUNDED       $/UNIT       $/SF
--------     -----------     -----------     -------     ------
  9.00%      $10,773,139     $10,800,000     $39,706     $40.53
  9.25%      $10,475,163     $10,500,000     $38,603     $39.40
  9.50%      $10,192,869     $10,200,000     $37,500     $38.28
  9.75%      $ 9,925,052     $ 9,900,000     $36,397     $37.15
 10.00%      $ 9,670,626     $ 9,700,000     $35,662     $36.40
 10.25%      $ 9,428,610     $ 9,400,000     $34,559     $35.28
 10.50%      $ 9,198,120     $ 9,200,000     $33,824     $34.53

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $9,800,000
Direct Capitalization Method            $9,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
WOODS OF INVERNESS, HOUSTON, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                        Not Utilized
Sales Comparison Approach            $10,000,000
Income Approach                      $ 9,800,000
Reconciled Value                     $ 9,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Income Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 15, 2003 the market value of the fee simple estate in the property is:

                                   $9,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
WOODS OF INVERNESS, HOUSTON, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODS OF INVERNESS, HOUSTON, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODS OF INVERNESS, HOUSTON, TEXAS

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                          [PICTURE]

    EXTERIOR - OFFICE                                  EXTERIOR - OFFICE

        [PICTURE]                                          [PICTURE]

INTERIOR - BUSINESS OFFICE                     TENNIS COURTS AND SAND VOLLEYBALL

        [PICTURE]                                          [PICTURE]

       SUBJECT POOL                                  TYPICAL LAUNDRY ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
WOODS OF INVERNESS, HOUSTON, TEXAS

                               SUBJECT PHOTOGRAPHS

    [PICTURE]                                                      [PICTURE]

TYPICAL EXTERIOR                                                TYPICAL EXTERIOR

    [PICTURE]                                                     [PICTURE]

TYPICAL EXTERIOR                                             TYPICAL LIVING AREA

   [PICTURE]                                                      [PICTURE]

TYPICAL KITCHEN                                              TYPICAL LIVING AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODS OF INVERNESS, HOUSTON, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODS OF INVERNESS, HOUSTON, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1              COMPARABLE I-2            COMPARABLE I-3
 SANDALWOOD APARTMENTS   NORTH PARK CROSSING APARTMENTS DISCOLL PLACE APARTMENTS
311 Highland Cross Drive       31 Parramatta Lane        1303-1333 Gears Road
      Houston, Texas              Houston, Texas            Houston, Texas

       [PICTURE]                   [PICTURE]                    [PICTURE]

      COMPARABLE I-4
THE CHANCELLOR APARTMENTS                N/A
  311 Parramatta Lane
      Houston, Texas

        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODS OF INVERNESS, HOUSTON, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
          DESCRIPTION                                 SUBJECT                                          R - 1
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Woods of Inverness                           Sandalwood Apartments
  Management Company                AIMCO                                        ConAm
LOCATION:
  Address                           21717 Inverness Forest Boulevard             311 Highland Cross
  City, State                       Houston, Texas                               Houston, Texas
  County                            Harris                                       Harris
  Proximity to Subject                                                           1 mile west
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            266,468                                      240,656
  Year Built                        1980                                         1979
  Effective Age                     23                                           24
  Building Structure Type           Brick, siding                                Brick, siding
  Parking Type (Gr., Cov., etc.)    Open                                         Open
  Number of Units                   272                                          352
  Unit Mix:                            Type  Unit   Qty.  Mo. Rent                     Type     Unit  Qty.   Mo.
                                     1  A      658   28     $486                  1  Oakwood    674   104   $469
                                     2  B      750   32     $600                     Amberwood  520    96   $409
                                     3  C      985  124     $638                  1  Birchwood  644    32   $459
                                     4  D    1,158   88     $764                  2  Redwood    764    48   $565
                                                                                  3  Teakwood   880    72   $639
  Average Unit Size (SF)            980                                          684
  Unit Breakdown:                     Efficiency   0%  2-Bedroom  78%              Efficiency  27%  2-Bedroom  20%
                                      1-Bedroom   22%  3-Bedroom   0%              1-Bedroom   53%  3-Bedroom   0%
CONDITION:                          Average                                      Average
APPEAL:                             Average                                      Fair
AMENITIES:
  Unit Amenities                         Attach. Garage    X  Vaulted Ceiling        Attach. Garage       Vaulted Ceiling
                                     X   Balcony           X  W/D Connect.        X  Balcony              W/D Connect.
                                     X   Fireplace                                   Fireplace
                                     X   Cable TV Ready                           X  Cable TV Ready
  Project Amenities                  X   Swimming Pool                            X  Swimming Pool
                                     X   Spa/Jacuzzi          Car Wash               Spa/Jacuzzi          Car Wash
                                         Basketball Court  X  BBQ Equipment          Basketball Court     BBQ Equipment
                                     X   Volleyball Court     Theater Room           Volleyball Court     Theater Room
                                     X   Sand Volley Ball  X  Meeting Hall           Sand Volley Ball     Meeting Hall
                                     X   Tennis Court      X  Secured Parking        Tennis Court      X  Secured Parking
                                         Racquet Ball      X  Laundry Room           Racquet Ball      X  Laundry Room
                                         Jogging Track        Business Office        Jogging Track        Business Office
                                         Gym Room                                    Gym Room

OCCUPANCY:                          92%                                          90%
LEASING DATA:
  Available Leasing Terms           6 through 13                                 6, 9, 10, 11, 12 months
  Concessions                       $99 deposit which is normally $200-$250      Various, averages $40 off each month rent, $50
  Pet Deposit                       $300 with $200 non-refundable                $300 with $150 non-refundable
  Utilities Paid by Tenant:          X   Electric             Natural Gas         X  Electric             Natural Gas
                                     X   Water             X  Trash               X  Water                Trash
  Confirmation                      Jill, property manager                       Katie, on site leasing agent
  Telephone Number                  281.443.2200                                 281.821.2393
NOTES:                                                                           The property was just purchased in November
                                                                                 2002 and since that time is still undergoing
                                                                                 substantial improvements costing approximately
                                                                                 $400,000. Improvements include painting,
                                                                                 siding, security repairs, new appliances, pool
                                                                                 resurfacing, landscaping, and door and rail
                                                                                 replacement.
  COMPARISON TO SUBJECT:                                                         Similar

                                                       COMPARABLE                                        COMPARABLE
          DESCRIPTION                                     R - 2                                             R - 3
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Candleridge Park                                    Century Park
  Management Company                None - Private owner                                Arruth Associates, Inc.
LOCATION:
  Address                           1601 Wooded Pine                                    20430 Imperial Valley Drive
  City, State                       Houston, Texas                                      Houston, Texas
  County                            Harris                                              Harris
  Proximity to Subject              1 mile east                                         2 miles south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            96,302                                              166,772
  Year Built                        1985                                                1983
  Effective Age                     18                                                  20
  Building Structure Type           Brick                                               Brick
  Parking Type (Gr., Cov., etc.)    Open, covered                                       Open
  Number of Units                   128                                                 208
  Unit Mix:                             Type  Unit  Qty.  Mo.                               Type  Unit   Qty.  Mo.
                                         A    590   N/A   $515                           1   A      642  104   $595
                                     1   B    650   N/A   $545                           2   B      821   40   $710
                                     2   C    675   N/A   $593                           3   C      998   32   $785
                                         D    850   N/A   $715                           4   D    1,117   30   $860
                                         E    890   N/A   $730                               E      859    2   $710
                                     3   F    925   N/A   $750
  Average Unit Size (SF)                                                                802
  Unit Breakdown:                     Efficiency         2-Bedroom                        Efficiency   0%  2-Bedroom  50%
                                      1-Bedroom          3-Bedroom                        1-Bedroom   50%  3-Bedroom   0%
CONDITION:                          Slightly Superior                                   Slightly Superior
APPEAL:                             Good                                                Slightly Superior
AMENITIES:
  Unit Amenities                        Attach. Garage       Vaulted Ceiling                Attach. Garage       Vaulted Ceiling
                                     X  Balcony              W/D Connect.                   Balcony           X  W/D Connect.
                                     X  Fireplace                                        X  Fireplace
                                     X  Cable TV Ready                                   X  Cable TV Ready
  Project Amenities                  X  Swimming Pool                                       Swimming Pool
                                     X  Spa/Jacuzzi          Car Wash                    X  Spa/Jacuzzi          Car Wash
                                     X  Basketball Court  X  BBQ Equipment                  Basketball Court     BBQ Equipment
                                        Volleyball Court     Theater Room                   Volleyball Court     Theater Room
                                        Sand Volley Ball     Meeting Hall                   Sand Volley Ball     Meeting Hall
                                        Tennis Court         Secured Parking                Tennis Court      X  Secured Parking
                                        Racquet Ball      X  Laundry Room                   Racquet Ball      X  Laundry Room
                                        Jogging Track        Business Office                Jogging Track        Business Office
                                     X  Gym Room                                         X  Gym Room

OCCUPANCY:                          96%                                                 87%
LEASING DATA:
  Available Leasing Terms           6 through 12                                        7 through 13 months
  Concessions                       1/2 deposit and $0 application fee with $100 off    $75 off each month rent
  Pet Deposit                       $300 with $150 non-refundable                       $400 with $150 non-refundable
  Utilities Paid by Tenant:          X  Electric             Natural Gas                 X  Electric             Natural Gas
                                        Water                Trash                       X  Water                Trash
  Confirmation                      Scholar, on site leasing agent                      On site leasing agent
  Telephone Number                  281.821.7200                                        281.443.1993
NOTES:                              The property was just purchased by a private
                                    investor though the leasing agent would not
                                    disclose the sales price.
  COMPARISON TO SUBJECT:            Superior                                            Superior

                                                     COMPARABLE
          DESCRIPTION                                   R - 4
----------------------------------------------------------------------------
  Property Name                     Apache Springs Apartments
  Management Company                Alliance Residential Management
LOCATION:
  Address                           300 North Vista Drive
  City, State                       Houston, Texas
  County                            Harris
  Proximity to Subject              2 miles south
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            219,162
  Year Built                        1983
  Effective Age                     20
  Building Structure Type           Stucco and siding
  Parking Type (Gr., Cov., etc.)    Open
  Number of Units                   296
  Unit Mix:                             Type  Unit   Qty.  Mo.
                                        1/1A    539
                                     1  1/1B    669        $460
                                        1/1C    701
                                     2  1/1D    730        $530
                                        2/1E    853
                                     3  2/2F    975        $655
                                     3  2/2G  1,000        $675
                                     4  TH    1,115        $730
  Average Unit Size (SF)
  Unit Breakdown:                     Efficiency  N/A  2-Bedroom  N/A
                                      1-Bedroom   N/A  3-Bedroom  N/A
CONDITION:                          Slightly Superior
APPEAL:                             Good
AMENITIES:
  Unit Amenities                        Attach. Garage    X  Vaulted Ceiling
                                     X  Balcony           X  W/D Connect.
                                     X  Fireplace
                                     X  Cable TV Ready
  Project Amenities                  X  Swimming Pool
                                     X  Spa/Jacuzzi          Car Wash
                                        Basketball Court     BBQ Equipment
                                        Volleyball Court     Theater Room
                                        Sand Volley Ball     Meeting Hall
                                        Tennis Court      X  Secured Parking
                                        Racquet Ball      X  Laundry Room
                                        Jogging Track        Business Office
                                     X  Gym Room

OCCUPANCY:                          N/A
LEASING DATA:
  Available Leasing Terms           6 through 12 months
  Concessions                       $200 deposit, $100 off 1st and 2nd month
  Pet Deposit                       $300 with $150 non-refundable
  Utilities Paid by Tenant:          X  Electric             Natural Gas
                                     X  Water             X  Trash
  Confirmation                      Tami, on site
  Telephone Number                  281.821.6119
NOTES:

  COMPARISON TO SUBJECT:            Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
WOODS OF INVERNESS, HOUSTON, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1            COMPARABLE R-2                COMPARABLE R-3
SANDALWOOD APARTMENTS        CANDLERIDGE PARK                CENTURY PARK
  311 Highland Cross         1601 Wooded Pine        20430 Imperial Valley Drive
    Houston, Texas            Houston, Texas                Houston, Texas

      [PICTURE]                 [PICTURE]                     [PICTURE]

      COMPARABLE R-4
APACHE SPRINGS APARTMENTS         N/A
  300 North Vista Drive
      Houston, Texas

        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODS OF INVERNESS, HOUSTON, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODS OF INVERNESS, HOUSTON, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODS OF INVERNESS, HOUSTON, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
WOODS OF INVERNESS, HOUSTON, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
WOODS OF INVERNESS, HOUSTON, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Tiffany B. Roberts provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                   -s- Frank Fehribach
                                                   -------------------
                                                   Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODS OF INVERNESS, HOUSTON, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODS OF INVERNESS, HOUSTON, TEXAS

                                          FRANK A. FEHRIBACH, MAI

                                  MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation               Mr. Fehribach has experience in valuations for resort
                         hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                         Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                University of Texas - Arlington
                          Master of Science - Real Estate
                         University of Dallas
                          Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE                    State of Arizona
CERTIFICATIONS            Certified General Real Estate Appraiser, #30828
                         State of Arkansas
                          State Certified General Appraiser, #CG1387N
                         State of Colorado
                          Certified General Appraiser, #CG40000445
                         State of Georgia
                          Certified General Real Property Appraiser, #218487
                         State of Michigan
                          Certified General Appraiser, #1201008081
                         State of Texas
                          Real Estate Salesman License, #407158 (Inactive)
                         State of Texas
                          State Certified General Real Estate Appraiser,
                          #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
WOODS OF INVERNESS, HOUSTON, TEXAS

PROFESSIONAL             Appraisal Institute, MAI Designated Member
AFFILIATIONS             Candidate Member of the CCIM Institute pursuing
                         Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS             "An Analysis of the Determinants of Industrial Property
                         Valuation, "co-authored with Dr. Ronald C. Rutherford and Dr. Mark Eakin, The Journal of Real Estate
                         Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
WOODS OF INVERNESS, HOUSTON, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
WOODS OF INVERNESS, HOUSTON, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.